Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Allied Defense Group, Inc.
Vienna, Virginia
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated March 22, 2007, relating to the consolidated financial statements and schedules and the effectiveness of internal control over financial reporting of The Allied Defense Group Inc. and subsidiaries, as of and for the years ended December 31, 2006 and 2005 which are contained in that Prospectus. Our report relating to the consolidated financial statements and financial statement schedules dated March 22, 2007, contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. Also, our report relating to the effectiveness of The Allied Defense Group, Inc. and subsidiaries internal control over financial reporting dated March 22, 2007, expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
Bethesda, Maryland
March 26, 2007